Exhibit 21

Subsidiaries

Cybertel Financial International, a Nevada corporation
Cybertel Holdings, a Nevada corporation
Pro Tel Communications, a Nevada corporation
Cybertel Broadband, Inc., a Nevada corporation
CYTP Holdings, a Nevada corporation
Core Energy, LLC, a Nevada limited liability company